Exhibit 10.5

ICX TECHNOLOGIES, INC.

HANS KOBLER EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of October 1, 2005, (the “Effective Date”) by and between ICx Technologies, Inc. (the “Company”), and Hans Kobler (“Employee”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Employee shall serve as the President and Chief Executive Officer of the Company. Employee shall render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). In connection with his employment as President and Chief Executive Officer, Employee shall be appointed to serve as a member as the Board as the Board is comprised as of the Effective Date. The Employee shall not receive any additional compensation in connection with his service on the Board, and if the Employee is elected or appointed to be a director or officer of any subsidiary or affiliate of the Company, he shall serve in such capacity or capacities without additional compensation.

(b) Term. The period of Employee’s employment under this Agreement (the “Term”) shall continue from the Effective Date until (i) in the event the Company completes an initial public offering (an “IPO”) within 1 year from the date hereof (the “IPO Condition”), two (2) years from the date of such IPO, or (ii) in the event the Company does not complete an IPO within 1 year from the date hereof, 2 years from the date hereof.

(c) Obligations. During the Term, Employee will perform his duties faithfully and to the best of his ability and shall devote his full business efforts and time to performing such duties; provided that the Employee may (i) continue to provide investment advisory and oversight services to Wexford Capital LLC (“Wexford”) and Digital Power Capital LLC (collectively with Wexford, “DPC”), including serving as a member of any investment advisory or oversight board that DPC may create, providing advisory services as a member in such capacity and at the request of DPC serving as a member of the board of directors of any company in which DPC has an investment, and (ii) retain his ownership interest in Digital Power Management LLC (“DPM”) and continue to provide services to DPM under the terms of an amended and restated consulting agreement with DPM, provided that in each case the provision of such services does not conflict with his responsibilities as an officer and director of ICX. The Company acknowledges that the Employee shall receive compensation in connection with the foregoing services to DPC and/or DPM and consents to the payment to the Employee of such compensation. Other than as provided herein with respect to DPC and DPM and their respective investment opportunities, portfolio companies and advisory clients, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board.

2. At-Will Employment. The parties agree that Employee’s employment with the Company is “at-will” employment and may be terminated at any time with or without cause or notice by either party. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Confidentiality. Contemporaneously with the execution of this Agreement and at any time that the Company may request, Employee agrees to execute and comply with an agreement substantially in the form of the ICx Technologies, Inc. At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement attached as Exhibit A (the version thereof in effect as of any date being known as the “Supplemental Agreement”). The Supplemental Agreement, upon its execution and during the term of its effectiveness, is incorporated herein by reference.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Employee as compensation for his services base salary at an annual rate of $280,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(b) Bonus. Employee shall be eligible to receive an annual cash bonus (“Bonus”) which shall be determined by the Compensation Committee of the Board in its sole discretion, provided that the amount of the Bonus shall not be less than $80,000 per annum (the “Guaranteed Bonus”). The Guaranteed Bonus shall be payable quarterly in advance, with the first quarterly payment for the period October 1, 2005 through December 31, 2005 payable within 5 business days after the execution of this Agreement. The Company shall have the right to condition the payment of any Bonus amounts in excess of the Guaranteed Bonus on the Employee signing a document reasonably acceptable to the Company pursuant to which the Employee confirms, ratifies and agrees that this Agreement, and the Supplemental Agreement; and all of its provisions are valid and binding and are enforceable against the Employee in accordance with their terms.

5. Stock Options.

(a) Issuance. On the Effective Date, Employee shall be issued options to purchase 750,000 shares of common stock of the Company (the “Options”). The Options shall have an exercise price of $7.50 per share. The parties acknowledge that the exercise price is substantially above the fair market value of the Company’s Common Stock, as most recently determined by the Board of Directors. To the extent permitted by law, the Options shall be incentive stock options issued under the Company’s 2005 Stock Plan (the “Plan”). The balance of the options shall be non-statutory options and shall be issued independently of the Plan. The option agreements shall permit exercise of unvested options subject to a stock restriction agreement entitling the Company to repurchase unvested shares upon termination of employment. The Options shall have a term of ten years from the date of grant and, except as set forth in this Agreement, shall be subject to the terms set forth in the Plan.

(b) Vesting. The Options shall vest in 24 equal monthly installments at the end of each calendar month beginning on the Effective Date, subject to the Employee remaining employed by the Company on each such date. Except as set forth in the following paragraph, if Employee’s employment terminates for any reason, the Options shall cease vesting as of the date of such termination, and any unvested Options shall immediately be forfeited and become void.

(c) Change of Control. The Options shall vest in full upon the closing of a Change of Control transaction (as defined below) in which the shareholders of the Company receive cash or freely tradable securities (not subject to any lockup, registration requirement or other restriction) in exchange for their shares of Company capital stock, The Options shall vest in full if, at any time after any other Change in Control, Employee’s employment is terminated by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below).

(d) Exercise of Options. Each monthly tranche of Options shall be exercisable for a period of ten years following the date that such Options vest, provided that upon the termination of the Employee’s employment (i) as a result of the death or disability of the Employee, the Options that are vested as of such date shall be exercisable for six months following such termination, and (ii) as a result of any other reason, the Options that are vested as of such date shall be exercisable for 30 days following such termination. Any Options that are not exercised within the applicable period shall immediately be forfeited and become void.

6. Employee Benefits. During the Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other comparable employees of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

7. Vacation. Employee will be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

8. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

9. Severance. Upon termination of employment for any reason, Employee shall receive payment of (i) his Base Salary, as then in effect, earned but unpaid through the date of termination of employment, (ii) a pro-rata portion of the Guaranteed Bonus, if any, earned but unpaid through the date of termination, and (iii) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Employee through the date of termination of employment in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:

(a) Involuntary Termination or Resignation for Good Reason. If (i) the Company terminates Employee’s employment with the Company for reasons other than Cause, death or Disability, or (ii) the Employee resigns for Good Reason, then, subject to Employee’s compliance with Section 9(d), Employee shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate and Guaranteed Bonus, as then in effect, for a period of twelve (12) months from the date of such termination (herein after the “Severance Term”), to be paid periodically in accordance with the Company’s normal payroll policies. If the Employee accepts other employment or engages in his own business prior to the last date of the Severance Term, the Employee shall forthwith notify the Company, but such other activity shall not diminish the Company’s obligation under this Section 9(a).

(b) Voluntary Termination; Termination for Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee for other than Good Reason, or (ii) for Cause by the Company, then Employee will only be eligible for his Accrued Obligations.

(c) Termination at End of Term. If Employee’s employment with the Company terminates at the end of the Term, the Company shall have the right in its discretion to pay the Employee severance pay for the Severance Term in the manner provided in subsection (a) hereof. If the Company elects to pay such severance pay (a “Severance Election”), the Employee shall be bound under the noncompetition provisions of the Supplemental Agreement for the Severance Term. If the Company does not elect to pay such severance pay, the Employee shall be discharged from his obligations under the noncompetition provisions of the Supplemental Agreement upon the expiration of the Term. The Company shall give the Employee written notice of its election under this provision 90 days prior to the end of the Term, and if it fails to provide such notice, the Company shall be deemed not to have made a Severance Election. For purposes of this subsection (c) the noncompetition provisions of the Supplemental Agreement shall be Section 9 of the current form of the Supplemental Agreement and any comparable provision of any amended or successor agreement.

(d) Termination by Death or Disability. If the Employee’s employment is terminated by disability or death, the Employee or the Employee’s estate as the case may be shall be entitled to receive only the Accrued Obligations.

(e) Conditions to Receive Severance Package. Except for the Accrued Obligations, the severance payments described in this Section 9 will be provided to Employee only if the following conditions are satisfied: (i) Employee agrees to continue to be bound by and complies with all surviving provisions of the Supplemental Agreement and any other confidentiality or proprietary rights agreement signed by Employee; and (ii) Employee executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Employee may have against the Company, and any Subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with the Company.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Employee in connection with Employee’s responsibilities as an employee, (ii) Employee’s conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud or dishonesty, (iii) Employee’s gross misconduct, (iv) Employee’s material breach of this Agreement or the Supplemental Agreement, or (v) Employee’s continued failure to perform his employment duties after Employee has received a written demand for performance from the Company setting forth the Company’s belief that Employee has not substantially performed his duties.

(b) Change of Control. For purposes of this Agreement, “Change of Control” is defined as the occurrence of any one of the following events taking place:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board; provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) by Employee or any group of persons including Employee, and (E) by Wexford Capital LLC, Digital Power Capital, LLC and their affiliates;

(ii) the consummation of (A) the sale, conveyance, exchange, license or other transfer of all or substantially all of the assets of the Corporation, (B) any acquisition of the Company by means of a consolidation, stock exchange, merger or other form of corporate reorganization of the Company with any other corporation in which the Company’s stockholders before the consolidation or merger own less than a majority of the voting securities of the surviving entity, or (C)any transaction or series of related transactions following which the Company’s stockholders before such transaction or series of related transactions own less than a majority of the voting securities of the Company (not including a transaction with the primary purpose of raising capital); or

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(c) Disability. For purposes of this Agreement, “Disability” means Employee being unable or unwilling to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least 120 consecutive calendar days of any twelve month period. Whether Employee has a Disability will be determined by the Company based on evidence provided by one or more physicians reasonably selected by the board of directors or its designee.

(d) Good Reason. For purposes of this Agreement, “Good Reason” is defined as (i) a reduction by the Company in the Employee’s Base Salary or Guaranteed Bonus; (ii) a material diminution in the Executive’s position, duties, or authority; (iii) required relocation of the Executive by the Company to a location that is outside a 50-mile radius of New York, New York; (iv) a Change of Control of the Company; or (v) any material breach of this Agreement by the Company, provided, however, that before Employee may claim Good Reason for such material breach, Employee must give written notice to the Company of the basis of his determination of such breach and the Company may, within 20 days after its receipt of such notice, cure such basis such that a claim for Good Reason by Employee would no longer then or thereafter have such basis.

11. Indemnification. The Company and Employee shall enter into the Company’s standard form of Director and Officer Indemnification Agreement.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

ICx Technologies, Inc.

c/o Wexford Capital LLC

411 West Putnam Avenue

Greenwich, CT 06830

Attn: General Counsel

With a copy to:

Wexford Capital LLC

411 West Putnam Avenue

Greenwich, CT 06830

Attn: Arthur Amron, General Counsel

Phone: 203-862-7012

Fax: 203-862-7312

If to Employee:

530 Canal Street

Apartment 5E

New York, NY 10013

Phone: (212) 925-9305

Fax: (212) 925-9305

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

16. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

18. Consent to Jurisdiction, Waiver of Jury Trial. Each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of any federal or state court of New York sitting in

Manhattan, New York, New York and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts. Each of the parties agrees not to commence any legal proceeding related hereto except in such Court. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding. Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

19. Integration. This Agreement, together with the Supplemental Agreement and any other confidential information agreement by and between Employee and any of the other parties to the Additional Agreements, to the extent that it does not conflict with any of the Additional Agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No amendment, waiver, alteration, or modification of any of the provisions of this Agreement (collectively, an “Amendment”) will be binding unless such Amendment, (a) is in writing, (b) states that it is intended to amend, waive, alter or modify this Agreement, and (c) is signed by duly authorized representatives of the parties hereto.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

22. Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

23. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.

ICX TECHNOLOGIES, INC.

By:	Date: 2/14/06
Title:

HANS KOBLER:

Date: 2/13/2006

FIRST AMENDMENT TO THE

ICX TECHNOLOGIES, INC.

HANS KOBLER EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Employment Agreement, dated as of October 1, 2005 (the “Agreement”), by and between Hans Kobler (“Employee”) and ICx Technologies, Inc. (the “Company”), is dated as of April 26, 2007. All capitalized terms used but not defined herein have the meanings set forth in the Agreement.

WHEREAS, the Employee desires to amend the terms of the Agreement; and

WHEREAS, as consideration for such amendment, the Employee has agreed to enter into an additional employment agreement with the Company effective as of October 1, 2007 (the “Employment Extension Agreement”);

WHEREAS, the Company will derive significant benefit from the Employment Extension Agreement;

NOW THEREFORE, for the consideration recited above and other good and valuable consideration the parties hereby amend the Agreement effective as of April 26, 2007 as follows:

1. The following definition shall be added to the Agreement:

“Severance Base Salary” shall mean a base salary at an annual rate of $750,000.

2. Section 9 of the Agreement shall be deleted in its entirety and replaced with the following:

9. Severance. Upon termination of employment for any reason, Employee shall receive payment of (i) his Base Salary, as then in effect, earned but unpaid through the date of termination of employment and (ii) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Employee through the date of termination of employment in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:

(a) Involuntary Termination or Resignation for Good Reason. If (i) the Company terminates Employee’s employment with the Company for reasons other than Cause, death or Disability, or (ii) the Employee resigns for Good Reason, then, subject to Employee’s compliance with Section 9(e), Employee shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Severance Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination (herein after the “Severance Term”), to be paid periodically in accordance with the Company’s normal payroll policies. If the Employee accepts other employment or engages in his own business prior to the last date of the Severance Term, the Employee shall forthwith notify the Company, but such other activity shall not diminish the Company’s obligation under this Section 9(a); provided that if Employee continues to be employed in any capacity by a successor entity following a Chance of Control, the severance pay that would otherwise be payable under this Section 9(a) shall be reduced by the amount of base compensation and guaranteed bonus (if any) the Employee receives in such capacity during or attributable to the Severance Term.

(b) Voluntary Termination; Termination for Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee for other than Good Reason, or (ii) for Cause by the Company, then Employee will only be eligible for his Accrued Obligations.

(c) Extended Severance Term Election. If Employee’s employment with the Company terminates for any reason during the Term, the Company shall have the right in its discretion to pay the Employee severance pay for a period of up to twelve (12) months less the Severance Term (the “Extended Severance Term”), in the same manner provided in subsection (a) hereof. If the Company elects to pay such severance pay during any Extended Severance Term, the Employee shall be bound under the noncompetition provisions of Section 9 of the Supplemental Agreement and any comparable provision of any amended or successor agreement (the “Noncompete Provisions”) for such Extended Severance Term. The Company shall give the Employee written notice of its election to pay additional severance pay, and the time period for the Extended Severance Term, under this provision within 10 business days following the Employee’s termination. If the Company fails to provide such notice, or fails to pay severance pay as set forth in this Section 9(c), the Employee shall be discharged from any further obligations under the Noncompete Provisions at the end of the earlier of the end of the Term of this Agreement or the Severance Term (if any).

(d) Termination by Death or Disability. If the Employee’s employment is terminated by disability or death, the Employee or the Employee’s estate as the case may be shall be entitled to receive only the Accrued Obligations.

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(e) Conditions to Receive Severance Package. Except for the Accrued Obligations, the severance payments described in this Section 9 will be provided to Employee only if the following conditions are satisfied: (i) Employee agrees to continue to be bound by and complies with all surviving provisions of the Supplemental Agreement and any other confidentiality or proprietary rights agreement signed by Employee; and (ii) Employee executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Employee may have against the Company, and any Subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with the Company.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the day and year first above written.

Hans Kobler

ICX TECHNOLOGIES, INC.

By:
Name:	Steve West
Title:	EVP and Chief Administrative Officer